  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2000.
                                                          REGISTRATION NO. 333-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CHEROKEE INTERNATIONAL, LLC
             (Exact Name of Registrant as Specified in Its Charter)

         CALIFORNIA                                        33-0696451
(State or Other Jurisdiction                (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                                 2841 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                            TELEPHONE: (714) 544-6665
          (Address, Including Zip Code, of Principal Executive Offices)

                              1999 UNIT OPTION PLAN
                             1999 UNIT PURCHASE PLAN
                            (Full Title of the Plans)

                            R. VAN NESS HOLLAND, JR.
                             CHIEF FINANCIAL OFFICER
                                 2841 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                            TELEPHONE: (714) 544-6665
                     (Name and Address of Agent for Service)

                                    COPY TO:

                             JEFFREY H. COHEN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                       300 SOUTH GRAND AVENUE, 34TH FLOOR
                              LOS ANGELES, CA 90071
                                 (213) 687-5000
                      ------------------------------------


                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================
TITLE OF SECURITIES TO BE REGISTERED    AMOUNT TO BE    PROPOSED MAXIMUM OFFERING  PROPOSED MAXIMUM AGGRE- AMOUNT OF REGISTRATION
                                        REGISTERED(1)      PRICE PER SHARE(2)       GATE OFFERING PRICE             FEE
Class B Non-Voting Units,             2,970,000(3)                $5.71                 $16,958,700              $4,477.10
issuable pursuant to the 1999
Unit Option Plan

Class B Non-Voting Units,             1,500,000(3)                $5.71                 $ 8,565,000              $2,261.16
issuable pursuant to the 1999
Unit Purchase Plan
================================ ====================== =========================  ======================  ======================
Total                                 4,470,000                   $5.71                 $25,523,700              $6,738.26
================================ ====================== =========================  ======================  ======================

--------

(1)      This Registration Statement shall also cover any additional
         Class B Non-Voting units which may become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any distribution on units, unit split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Class B Non-Voting Units.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the Company's good faith estimate of the value of the Class B Non-Voting Units on September 21, 2000.

(3) Represents the maximum number of Class B Non-Voting Units (the "Class B Units"), of Cherokee International, LLC (the "Company") available for issuance under the 1999 Unit Option Plan or 1999 Unit Purchase Plan respectively.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 are being maintained and delivered by the Company as specified by Rule 428(b)(1) under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference into this Registration
Statement:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

                  (b) The Company's Quarterly Report on Form 10-Q for the quarter ended July 2, 2000;

                  (c) The Company's current report on Form 8-K filed on June 30, 2000; and

                  (d) The Company's current report on Form 8-K/A filed on August 29, 2000.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF THE SECURITIES

         The following is a summary of the material terms of the Company's Class A Voting Units and Class B Non-Voting Units. Please see the Company's Second Amended and Restated Operating Agreement, and the amendments thereto, or the Operating Agreement, filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and the Company's Quarterly Report on Form 10-Q for the quarter ended July 2, 2000, for more detailed information. The following summary is qualified by this reference to the Operating Agreement. Holders of the Company's Class A or Class B Units are referred to as "members."

         As of August 1, 2000, the Company has 347,671 of its Class A Voting Units, and 35,950,264 of its Class B Non-Voting Units outstanding. The Company's Class A Voting Units and Class B Non-Voting Units are identical except that each Class A Unit entitles the holder thereof to one vote, while the Class B Units, except in limited circumstances, do not entitle the holders thereof to any votes, on any matter voted on by the Company's members. The Company's Units are not subject to redemption, conversion or sinking fund provisions. In the event of a liquidation, dissolution or winding up of the Company, the Company's members are entitled to share ratably in all assets of the Company remaining after payment of the Company's liabilities.

         The Company has been, and we believe will continue to be, treated as a "pass-through" entity for United States federal income tax purposes and is not itself subject to United States federal income taxation. Each holder of the Company's Units, however, is subject to tax on that member's allocable share of the Company's taxable income, deductions, gain or loss for each taxable year of the Company ending within or with such taxable year of the member. The Operating Agreement provides that in addition to whatever periodic pro rata distributions of cash the Company's Management Committee may determine to make to the Company's members out of funds available therefore, the Company shall, so long as funds are available therefore, make calendar year quarterly distributions to each member in an amount which, taken together with all discretionary distributions, is no less than the income tax liability incurred by a member as a result of allocation of the Company's taxable income to that member. The

Company makes tax related distributions on a quarterly basis based on estimates of the annual tax liability incurred by its members.

         In addition to any transfer restrictions contained in the option agreements and subscription agreements to be executed by participants and in the Company's 1999 Unit Option Plan and 1999 Unit Purchase Plan which are described in the materials delivered as specified by Rule 428(b)(1) under the Securities Act, the Company's Units, including the Class B Units, are subject to transfer restrictions set forth in the Operating Agreement. These restrictions include a right of first offer to the Company and the Company's option to purchase a member's Units upon their death. Additionally, the Units are subject to tag-along and drag-along rights. For details concerning these rights and restrictions, see the Operating Agreement filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and the Company's Quarterly Report on Form 10-Q for the quarter ended July 2, 2000. All rights and restrictions regarding transfer of Units contained in the Operating Agreement terminate in the event of an underwritten public offering made pursuant to an effective registration statement under the Securities Act resulting in aggregate offering proceeds to the Company of at least $50 million.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a California Limited Liability Company governed by the Beverly-Killea Limited Liability Company Act, or BKLLCA.

         Section 17155 of the BKLLCA empowers a California limited liability company to indemnify any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity, except that indemnification of managers for a breach of any fiduciary duty owed to the limited liability company and its members is not permitted under the BKLLCA.

         Article 12.2 of the Operating Agreement provides, among other things, that to the fullest extent permitted by applicable law, the Company shall indemnify and defend each member, Management Committee representative, officer, or other agent of the company, and the affiliates and partners of each of the foregoing, who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a member, Management Committee representative, officer or other agent of the Company, except that no such person shall be entitled to indemnification for any act or omission constituting gross negligence, willful misconduct or material breach of the Operating Agreement.

         The Operating Agreement facilitates the enforcement of indemnification rights by establishing the indemnification right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Operating Agreement were set forth in a separate written contract between the Company and the indemnified party. Therefore, any amendment or repeal of the indemnification provisions contained in the Operating Agreement or the BKLLCA shall only be prospective and will not affect the indemnification rights under such provision in effect at the time of the alleged occurrence of any action or omission to act.

         In addition, the Company maintains insurance on behalf of its officers and Management Committee representatives against any liability asserted against or incurred by any such person acting in that capacity.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         See Exhibits Index.

ITEM 9.  UNDERTAKINGS

         1. The undersigned registrant hereby undertakes:

              (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii)  To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on September 21, 2000.

                                       CHEROKEE INTERNATIONAL, LLC

                                By         /s/ Pat Patel
                                  ---------------------------------------
                                  Name: Pat Patel
                                  Title: Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Van Ness Holland, Jr. and Rita Patel, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


               SIGNATURE                                   TITLE                               DATE

        /s/ Ganpat I. Patel             Chairman, Chief Executive Officer             September 21, 2000
--------------------------------------- and member of Management Committee
            Ganpat I. Patel             (Principal Executive Officer)



   /s/ R. Van Ness Holland, Jr.         Chief Financial Officer                       September 21, 2000
--------------------------------------- (Principal Financial and
       R. Van Ness Holland, Jr.         Accounting Officer)



       /s/ Bahechar S. Patel            Executive Vice President and member of        September 21, 2000
--------------------------------------- Management Committee
           Bahechar S. Patel



       /s/ Ian A. Shapiro               Vice President and member of Manage-          September 21, 2000
--------------------------------------- ment Committee
           Ian A. Shapiro



       /s/ Stephen Kaplan               Member of Management Committee                September 21, 2000
---------------------------------------
           Stephen Kaplan



       /s/ Tony Bloom                   Member of Management  Committee               September 21, 2000
---------------------------------------
           Tony Bloom



       /s/ Christopher Brothers         Member of Management Committee                September 21, 2000
---------------------------------------
           Christopher Brothers



                                        Member of Management Committee
---------------------------------------
             Kenneth King


                                EXHIBIT INDEX


EXHIBIT
NUMBER

 *4.1    Second Amended and Restated Operating Agreement of Cherokee
         International, LLC, dated as of April 30, 1999.

 *4.2    Amendment No. 1 to the Second Amended and Restated Operating
         Agreement of Cherokee International, LLC, dated as of June 28, 1999.

 *4.3 Amendment No. 2 to the Second Amended Restated Operating Agreement of Cherokee International, LLC, dated as of June 28, 1999.

**4.4    Amendment No. 3 to the Second Amended and Restated Operating
         Agreement of Cherokee International, LLC, dated as of June 12, 2000.

**4.5    Amendment No. 4 to the Second Amended and Restated Operating
         Agreement of Cherokee International, LLC, dated as of June 14, 2000.

  5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered

 23.1    Consent of Deloitte & Touche LLP, Costa Mesa, California

 23.2    Consent of Deloitte & Touche LLP, Brussels, Belgium

 23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.1 hereto)

 24.1    Power of Attorney (included in signature page hereto)

*99.1    Cherokee International, LLC 1999 Unit Option Plan.

*99.2    Form of Unit Option Agreement.

*99.3    Cherokee International, LLC 1999 Unit Purchase Plan.

 99.4    Form of unit Subscription Agreement

* Incorporated by reference to the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July
         13, 1999 (File No. 333-82713).

**       Incorporated by reference to the Company's Quarterly Report on Form
         10-Q for the quarter ended July 2, 2000, filed with the Securities and Exchange Commission on August 21, 2000 (File No. 333-82713).